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                                                                      Exhibit 23




                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Lucent Technologies Inc. on Form S-3 (File No. 333-01223), Form S-4 (File No. 333-42261), and Forms S-8 (File No.'s 333-08789, 333-08793, 333-08775,
333-08801, 333-37041, 333-33943, 333-23043, 333-18975, 333-18977, 333-08783,
and 333-42475), of our reports dated October 21, 1997, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. and subsidiaries as of September 30, 1997 and 1996, and for the year and nine-month period ended September 30, 1997 and 1996, respectively, and the year ended December 31, 1995, which reports are included in this Form 10-K.





                                                        Coopers & Lybrand L.L.P.


New York, New York
December 22, 1997